Exhibit 99.3

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

The following supplemental information to our press release is furnished under the reporting requirements of the SIX Swiss Exchange (“the SIX”). The SIX has requested that we provide the following information to comply with a half-year reporting requirement due to the postponement of our Form 10-Q for the quarters ended June 30 and September 30, 2012. All amounts presented are as of and for the three and nine month periods ended September 30, 2012. Please note that the information provided below may be revised upon finalization and filing of our Form 10-Q for the quarter ended September 30, 2012.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(Restated)		(Restated)
Revenues:
Products	$1,534	$1,252	$4,456	$3,468
Services	2,284	2,118	6,700	5,810

	3,818	3,370	11,156	9,278

Costs and Expenses:
Cost of Products	1,206	952	3,405	2,618
Cost of Services	1,743	1,527	5,193	4,260
Research and Development	68	59	195	181
Selling, General and Administrative Attributable to Segments	381	378	1,161	1,146
Corporate, General and Administrative	77	43	226	155
Goodwill and Equity Investment Impairment	—	—	793	—
Estimated Settlement – Sanctioned Countries	—	—	100	—
Gain on Sale of Business	—	—	(28)	—

	3,475	2,959	11,045	8,360

Operating Income	343	411	111	918

Other Expense:
Interest Expense, Net	(127)	(115)	(360)	(342)
Other, Net	(25)	(26)	(70)	(67)

Income Before Income Taxes	191	270	(319)	509

Weighted Average Shares Outstanding:
Basic	767	754	764	751
Diluted	771	760	764	758

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(Restated)		(Restated)
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustment	$(221)	$(287)	$84	$(91)
Derivatives Designated as Cash Flow Hedges	—	(14)	—	(14)
Amortization of Pension Components	1	1	2	2

Other Comprehensive Income (Loss)	$(220)	$(300)	$86	$(103)

Goodwill

We perform an impairment test for goodwill and indefinite-lived intangible assets annually as of October 1, or more frequently if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount. Our reporting units are based on our regional structure and consist of the United States, Canada, Latin America, Europe, Sub-Sahara Africa (“SSA”), Russia, Middle East/North Africa (“MENA”) and Asia Pacific (“AP”). During the course of 2011, the market price of our registered shares declined significantly; however, we concluded that the decline did not constitute an indicator of potential impairment as there had not been a significant change in the estimated future cash flows of our reporting units. Ultimately, our 2011 impairment test performed as of October 1 indicated goodwill was not impaired.

None of our reporting units failed the first step of our impairment test during 2011, as their fair values were in excess of their carrying value. At October 1, 2011 the fair values of our MENA, Russia, SSA and Latin America reporting units were closest to their carrying values; and were in excess of their carrying values in a range from 15% to 23%.

During the three months ended June 30, 2012, we noted a sustained decline in the market price of our registered shares. In response, we considered the associated circumstances to assess whether an event or change occurred that, more likely than not, reduced the fair value of any of our reporting units below their carrying amount. After considering the relevant circumstances, we were unable to conclude that the decline in our market capitalization was other than a potential indicator of impairment and we prepared the analysis necessary to identify potential impairment through the comparison of reporting unit fair values and carrying amounts. This analysis, also known as step one, indicated that our MENA and SSA reporting units were potentially impaired. Consequently we performed the second step of our goodwill impairment test, intended to measure the amount of impairment loss, comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The second step indicated that carrying amount of reporting unit goodwill exceeded the implied fair value of that goodwill. In accordance with the goodwill impairment guidance, we recognized an impairment loss in an amount equal to the excess carrying value over fair value. The impairment loss, recognized in Selling, General and Administrative Attributable to Segments line on the Condensed Consolidated Statement of Operations, totaled $589 million of which $512 million was attributable to MENA and $77 million to SSA.

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

The changes in the carrying amount of goodwill by segment for the nine months ended September 30, 2012, were as follows:

	North America	MENA/AP	Europe/ SSA/Russia	Latin America	Total
	(In millions)
As of December 31, 2011	$2,271	$743	$1,020	$388	$4,422
Acquisitions	40	—	32	—	72
Disposals	(2)	(7)	(65)	—	(74)
Impairment Loss	—	(512)	(77)	—	(589)
Purchase price and other adjustments	(18)	—	—	(21)	(39)
Foreign currency translation	40	3	17	(8)	52

As of September 30, 2012	$2,331	$227	$927	$359	$3,844

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

Financial Instruments and Derivatives

Financial Instruments Measured and Recognized at Fair Value

We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that we categorize using a three level hierarchy, from highest to lowest level of observable inputs. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are quoted prices or other market data for similar assets and liabilities in active markets, or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based upon our own judgment and assumptions used to measure assets and liabilities at fair value. Classification of a financial asset or liability within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. Other than disclosed below under derivative instruments, we had no assets or liabilities measured and recognized at fair value on a recurring basis at September 30, 2012 and December 31, 2011.

Fair Value of Other Financial Instruments

Our other financial instruments include short-term borrowings and long-term debt. The carrying value of our commercial paper and other short-term borrowings approximates their fair value due to the short-term duration of the associated interest rate periods. These short-term borrowings are classified as Level 2 in the fair value hierarchy.

The fair value of our long-term debt fluctuates with changes in applicable interest rates. Fair value will exceed carrying value when the current market interest rate is lower than the interest rate at which the debt was originally issued. The fair value of our long-term debt is a measure of its current value under present market conditions and is established based on observable inputs in non-active markets. Our long-term debt is classified as Level 2 in the fair value hierarchy.

The fair value and carrying value of our long-term debt and current portion of long-term debt is as follows:

	September 30, 2012	December 31, 2011
	(In millions)
Fair value	$8,342	$7,270
Carrying value	7,639	6,595

Derivative Instruments

We are exposed to market risk from changes in foreign currency and changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk. We manage our debt portfolio to achieve an overall desired position of fixed and floating rates and we may employ interest rate swaps as a tool to achieve that goal. The major risks from interest rate derivatives include changes in the interest rates affecting the fair value of such instruments, potential increases in interest expense due to market increases in floating interest rates and the creditworthiness of the counterparties in such transactions. In light of events in the global credit markets and the potential impact of these events on the liquidity of the banking industry, we continue to monitor the creditworthiness of our counterparties, which are multinational commercial banks.

The fair values of all our outstanding derivative instruments are determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates.

Fair Value Hedges

We may use interest rate swaps to help mitigate exposures related to changes in the fair values of the associated debt. Amounts paid or received upon termination of interest rate swaps accounted for as fair value hedges represent the fair value of the agreements at the time of termination and are recorded as an adjustment to the carrying value of the related debt. These amounts are amortized as a reduction, in the case of gains, or as an increase, in the case of losses, of interest expense over the remaining term of the debt.

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

In July 2011, we entered into interest rate swap agreements to pay a variable interest rate and receive a fixed interest rate with an aggregate notional amount of $300 million. These swaps were designated as fair value hedges of our 6.35% Senior Notes. In June 2012 these swaps were terminated. As a result of these terminations, we received a cash settlement of $18 million. The gain associated with these interest rate swap terminations was deferred and is being amortized over the remaining term of our 6.35% Senior Notes.

As of September 30, 2012, we had net unamortized gains of $56 million associated with interest rate swap terminations.

Cash Flow Hedges

In 2008, we entered into interest rate derivative instruments to hedge projected exposures to interest rates in anticipation of a debt offering. Those hedges were terminated at the time of the issuance of the debt, and the loss on these hedges is being amortized from Accumulated Other Comprehensive Income (Loss) into interest expense over the remaining term of the debt. As of September 30, 2012, we had net unamortized losses of $12 million associated with our cash flow hedge terminations.

Other Derivative Instruments

As of September 30, 2012, we had foreign currency forward contracts with notional amounts aggregating to $951 million. These contracts were entered into to hedge exposure to currency fluctuations in various foreign currencies. The total estimated fair value of these contracts and amounts receivable or owed associated with closed contracts resulted in a net liability of approximately $3 million. These derivative instruments were not designated as hedges and the changes in fair value of the contracts are recorded each period in Other, Net in the accompanying Condensed Consolidated Statements of Operations.

We have cross-currency swaps between the U.S. dollar and Canadian dollar to hedge certain exposures to the Canadian dollar. At September 30, 2012, we had notional amounts outstanding of $168 million. The total estimated fair value of these contracts at September 30, 2012, resulted in a liability of $36 million. These derivative instruments were not designated as hedges and the changes in fair value of the contracts are recorded each period in Other, Net in the accompanying Condensed Consolidated Statements of Operations.

The fair values of outstanding derivative instruments are summarized as follows:

	September 30, 2012	December 31, 2011	Classifications
	(In millions)
Derivative assets designated as hedges:
Interest rate swaps	$—	$13	Other Assets
Derivative assets not designated as hedges:
Foreign currency forward contracts	8	20	Other Current Assets
Derivative liabilities not designated as hedges:
Foreign currency forward contracts	11	8	Other Current Liabilities
Interest rate locks	—	9	Other Current Liabilities
Cross-currency swap contracts	36	27	Other Liabilities

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

Segment Information

Financial information by segment is summarized below. Revenues are attributable to countries based on the ultimate destination of the sale of products or performance of services.

	Three Months Ended September 30, 2012
	Net Operating Revenues	Income from Operations	Depreciation and Amortization
	(In millions)
North America	$1,725	$297	$108
MENA/AP	699	33	90
Europe/SSA/Russia	626	94	63
Latin America	768	97	61

	3,818	521	322
Corporate and Research and Development	—	(105)	7
Other (a)	—	(73)	—

Total	$3,818	$343	$329

	Three Months Ended September 30, 2011
	Net Operating Revenues	Income from Operations	Depreciation and Amortization
	(In millions)
North America	$1,619	$352	$91
MENA/AP	573	17	81
Europe/SSA/Russia	586	81	59
Latin America	592	70	51

	3,370	520	282
Corporate and Research and Development	—	(91)	4
Other (b)	—	(18)	—

Total	$3,370	$411	$286

(a)	The three months ended September 30, 2012 includes tax restatement and remediation expenses of $27 million, $11 million in fees and expenses associated with our third quarter 2012 debt consent solicitation and severance, a $29 million lower of cost or market adjustment to the carrying value of our inventory, exit and other charges of $6 million.
(b)	The three months ended September 30, 2011 includes $9 million for tax restatement and remediation expenses, and $9 million for severance, exit costs and other charges.

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

	Nine Months Ended September 30, 2012
	Net Operating Revenues	Income From Operations	Depreciation and Amortization
	(In millions)
North America	$5,142	$887	$304
MENA/AP	1,943	24	258
Europe/West Africa/Russia	1,850	271	184
Latin America	2,221	271	175

	11,156	1,453	921
Corporate and Research and Development	—	(323)	18
Goodwill and Equity Investment Impairment	—	(793)	—
Other (a)	—	(226)	—

Total	$11,156	$111	$939

	Nine Months Ended September 30, 2011
	Net Operating Revenues	Income From Operations	Depreciation and Amortization
	(In millions)
	(Restated)
North America	$4,323	$878	$267
MENA/AP	1,766	62	246
Europe/West Africa/Russia	1,689	207	173
Latin America	1,500	140	146

	9,278	1,287	832
Corporate and Research and Development	—	(311)	14
Other (b)	—	(58)	—

Total	$9,278	$918	$846

(a)	The nine months ended September 30, 2012 includes a $28 million gain related to the sale of our subsea controls business, $100 million loss accrual related to sanctioned country matters, tax restatement and remediation expenses of $52 million, a $29 million lower of cost or market adjustment to the carrying value of our inventory, $11 million in fees and expenses associated with our third quarter 2012 debt consent solicitation and severance, exit and other charges of $62 million.
(b)	The nine months ended September 30, 2011 includes tax restatement and remediation expenses of $9 million and severance, exit and other charges of $49 million.

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

Disputes, Litigation and Contingencies

U.S. Government and Internal Investigations

We are currently involved in government and internal investigations.

The U.S. Department of Commerce, Bureau of Industry & Security, Office of Foreign Assets Control (“OFAC”), DOJ and SEC have undertaken investigations of allegations of improper sales of products and services by the Company and its subsidiaries in certain sanctioned countries. We have cooperated fully with this investigation and have retained legal counsel, reporting to our audit committee, to investigate these matters.

In light of these investigations, the U.S. and foreign policy environment and the inherent uncertainties surrounding these countries, we decided in September 2007 to direct our foreign subsidiaries to discontinue doing business in countries that are subject to comprehensive U.S. economic and trade sanctions, specifically Cuba, Iran, and Sudan, as well as Syria. Effective September 2007, we ceased entering into any new contracts in these countries and began an orderly discontinuation and winding down of our existing business in these sanctioned countries. Effective March 31, 2008, we substantially completed our winding down of business in these countries and have conducted further withdrawal activities, pursuant to the licenses issued by OFAC, which have now ceased. Certain of our subsidiaries continue to conduct business in countries such as Myanmar that are subject to more limited U.S. trading sanctions. In 2011, the country of South Sudan came into formal existence without the same sanction restrictions as those imposed upon Sudan; the Company may operate in South Sudan.

We have been in negotiations with the government agencies to resolve the investigation into alleged violations of the trade sanctions laws for more than a year, and these negotiations have advanced significantly. During the quarter ended June 30, 2012, the negotiations progressed to a point where we recognized a liability for loss contingencies that we believe are probable and for which a reasonable estimate can be made. The Company estimates that the most likely amount of this loss is $100 million, although the actual amount could be greater or less, and the timing of the payment cannot yet be determined. The Company has therefore recognized a $100 million loss contingency in the nine months ended September 30, 2012 for the potential settlement of the sanctioned country matters. However, uncertainties remain and therefore an exposure to loss may exist in excess of the amount accrued, pending the ultimate resolution of the investigation and we may not ultimately reach a final settlement with the government and may proceed to litigation. As part of any potential resolution with the government, the DOJ may seek to impose modifications to business practices, that decrease our business, and modifications to the Company’s compliance programs, which may increase compliance costs.

Until 2003, we participated in the United Nations oil-for-food program governing sales of goods and services into Iraq. The U.S. Department of Justice (“DOJ”) and the SEC have undertaken investigations of our participation in the oil-for-food program and have subpoenaed certain documents in connection with these investigations. We have cooperated fully with these investigations. We have retained legal counsel, reporting to our audit committee, to investigate this matter. We are in negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigations, financial or otherwise.

The DOJ and SEC are also investigating our compliance with the Foreign Corrupt Practices Act (“FCPA”) and other laws worldwide. We have retained legal counsel, reporting to our audit committee, to investigate these matters and we are cooperating fully with the DOJ and SEC. As part of our internal investigations, we have uncovered potential violations of U.S. law in connection with activities in several jurisdictions. We have been in negotiations with the government agencies to resolve these matters for more than a year, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigations, financial or otherwise.

The DOJ, SEC and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trade sanctions laws, the FCPA and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases fines and other penalties and sanctions in the tens and hundreds of millions of dollars. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations, and the cost of our investigations have been significant.

ADDITIONAL FINANCIAL INFORMATION

REQUIRED BY THE SIX SWISS EXCHANGE

To the extent we violated trade sanctions laws, the FCPA, or other laws or regulations, fines and other penalties may be imposed. Because these matters are now pending before the indicated agencies, there is some uncertainty as to the ultimate amount of any penalties we may pay and, with regard to the FCPA matters we currently cannot reasonably estimate the ultimate amount of any penalties we may pay. We have not yet recognized a loss contingency related to these matters, as we have not concluded that there are related losses that we believe are probable and for which a reasonable estimate can be made. However, there can be no assurance that actual fines or penalties, if any, will not have a material adverse effect on our business, financial condition, liquidity or results of operations.

Through September 30, 2012, we have incurred $125 million for legal and professional fees in connection with complying with and conducting these on-going investigations. We also incurred $44 million from 2007 through 2009 for costs in connection with our exit from sanctioned countries.

In addition, the SEC and the DOJ are investigating the circumstances surrounding the material weakness in the Company’s internal controls over financial reporting for income taxes that was disclosed on Forms 12b-25 and 8-K on March 1, 2011 and February 21, 2012, respectively, and the related restatements of our historical financial statements. We are cooperating fully with the government investigation.

Shareholder Litigation

In 2010, shareholders filed suit in Weatherford’s name against those directors in place before June 2010 and certain current and former members of management relating to the U.S. government and internal investigations disclosed above and in our SEC filings since 2007. Separately, in 2011 and 2012, shareholders filed suit relating to the material weakness in the Company’s internal controls over financial reporting for income taxes that was disclosed on Forms 12b-25 and 8-K filed on March 1, 2011 and February 21, 2012, respectively, and the related restatement of historical financial statements. These suits name the Company as well as current and former members of management and our directors. We cannot predict the ultimate outcome of these claims.

Other Disputes

Additionally, we are aware of various disputes and potential claims and are a party in various litigation involving claims against us, some of which are covered by insurance. For claims, disputes and pending litigation in which we believe a negative outcome is probable and a loss can be reasonably estimated, we have recorded a liability for the expected loss. These liabilities are immaterial to our financial condition and results of operations. In addition we have certain claims, disputes and pending litigation in which we do not believe a negative outcome is probable or for which we can only estimate a range of liability. If one or more negative outcomes were to occur, the impact to our financial condition could be as high as $20 million.